Exhibit 1.8(d)(2)


                                                               March 16, 1999

J. Thomas Treece
President
Liberty Life Distributors LLC
100 Liberty Way
Dover, New Hampshire 03820

         Re: Liberty Life Assurance Company of Boston -
             MFS Variable Insurance Trust (the "Trust")

Dear Mr. Treece:

         The purpose of this letter is to confirm certain financial arrangements between Massachusetts Financial Services Company ("MFS"), the investment adviser to the Trust, and Liberty Life Assurance Company of Boston ("Liberty Life") in connection with Liberty Life's provision of administrative services as provided in Exhibit A. Effective March 16, 1999, MFS or its affiliates will pay an administrative assistance fee to Liberty Life equal, on an annualized basis, to _._ _% of the net assets of the Trust attributable to variable life or variable annuity contracts offered by Liberty Life or its affiliates. Such fee shall be paid quarterly (on a calendar year basis) in arrears and will be used by Liberty Life to defray its costs in providing the services specified in Schedule A hereto.

         Please confirm your understanding of this arrangement by signing the enclosed duplicate copy of this letter where indicated below and return this duplicate copy to me.

                                                 Very truly yours,
                                                 MASSACHUSETTS FINANCIAL
                                                 SERVICES COMPANY

                                                 /s/ Arnold D. Scott
                                                 -------------------------------
                                                 Arnold D. Scott
                                                 Senior Executive Vice President

LIBERTY LIFE ASSURANCE COMPANY OF BOSTON



By: /s/ John A. Tymochko
   --------------------------------

Title: Vice President
      -----------------------------

JFD/clh
Enclosure

cc: Erik G. Lindahl
    Lynne F. Barnett